                                                                 Exhibit (10)(3)

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------



        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT, (which hereinafter, along with all Exhibits and Schedules referenced herein and attached hereto, is referred to as the "Agreement") is made by and between CLEVETRUST REALTY INVESTORS, a Massachusetts voluntary association of the type generally known as a business trust (the "Trust"), and RAYMOND C. NOVINC ("Officer"). The Trust and the Officer are sometimes referred to as a "party" or, collectively, as the "parties."


                                R E C I T A L S:

        A. The parties entered into an Amended and Restated Employment Agreement dated as of January 1, 1993 pursuant to which the Officer was retained as the Trust's Vice President, Secretary, and Counsel.

        B. The Board of Trustees of the Trust (the "Board") has resolved to recommend to the Trust's shareholders that all Trust properties be sold and that the Trust be liquidated over a period of three years or the Trust properties be otherwise disposed of in a merger, consolidation or similar transaction (the "Liquidation Process"), and the Board desires to retain the Officer for at least a portion of the Liquidation Process as Vice President, Secretary, and Counsel to assist in that Process.

        C. As an inducement to the Officer to continue in the employment of the Trust as its Vice President, Secretary, and Counsel for at least a portion of the Liquidation Process, the parties desire to amend and completely restate the terms of the Officer's employment agreement as set forth below, effective September 1, 1996.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the parties hereby agree as follows provided that the Liquidation process is subsequently approved by the Trust's shareholders:

        Section 1.      Status of Prior Agreement.
        ----------      --------------------------

        The Officer's current employment agreement with the Trust shall be superseded by the terms of this Agreement effective September 1, 1996 provided that as conditions subsequent the Trust's shareholders approve this Agreement and the Liquidation Process. If for any reason this Agreement does not become effective, the Officer's current employment agreement shall remain in force according to its terms.

        Section 2.      Continuation of Officer's Services.
        ----------      -----------------------------------

        Until such employment is terminated as provided herein, the Trust hereby retains the Officer to render services to the Trust as its Vice President, Secretary, and Counsel in connection with the management and liquidation of the Trust including the timely sale of the Trust's properties (but subject to prior Board approval), the payment of its expenses and liabilities, the distribution of its net assets and the winding up of its affairs. It is the intention of the Board that the Liquidation Process be completed by the third anniversary of the shareholder vote approving the Liquidation Process (the "Termination Date") but subject, however, to the Board's subsequent determination in its discretion to extend the Liquidation Process beyond the Termination Date but no guarantee is made that Officer's employment shall continue for the entire Liquidation Process. During the term of this Agreement the Officer shall devote his full time during normal working hours (except normal vacation periods and periods of illness) and shall exert his best efforts, knowledge, and skill to the business affairs of the Trust including the Liquidation Process.

        Section 3.      Base Salary.
        ----------      ------------

        The Trust will pay to the Officer during the period from and after the effective date hereof through December 31, 1996 (i) base salary at a rate of $80,000 per year, which shall be paid (net of applicable withholding taxes) in semi-monthly installments plus (ii) a bonus of $12,000 (payable on December 1, 1996, net of applicable withholding taxes). Thereafter, during the term of this Agreement, the Trust will pay the Officer a base salary at a rate of $92,000 per year, which shall be paid (net of applicable withholding taxes) in semi-monthly installments.

        Section 4.      Additional Compensation in Lieu of Stock Options.
        ----------      -------------------------------------------------

        (a) In February, 1992, shareholders of the Trust adopted and approved the 1992 Stock Option Plan which further amended and extended the 1983 Incentive Stock Option Plan. The Officer has been granted certain stock options to purchase shares in the Trust in accordance with the terms of the 1992 Incentive Stock Option Plan or otherwise.

        (b) The Officer hereby waives all rights with respect to unexercised options described in (a) above as of the effective date of this Agreement. The Trust will make additional compensation payments to the Officer in an amount based upon the liquidating distributions made to Trust shareholders from time to time pursuant to the table set forth on Exhibit A attached hereto and made a part hereof (the "Payments in Lieu of Options"). In addition to the Payments in Lieu of Options, the Trust shall also pay to the Officer an additional amount (the "Tax Gross Up Amount") which, shall be based on the difference between the ordinary income tax rate to which such payment will be subject for federal income tax purposes and the capital gains rate which could have applied for federal income tax purposes to the stock options. For purposes of

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


the computation of the Gross Up Amount it is assumed that the Officer's combined tax rate for capital gains is 35% and for ordinary income is 46%. The computation of the Gross Up Amount is illustrated in the example set forth on Exhibit A-l. Such Payments in Lieu of Options and the related Gross Up Amount (net of applicable withholding taxes) shall be made at the same time as liquidating distributions are paid to the shareholders by the Trust. If the Trust is sold, merged or combined with another entity resulting in payment by the Buyer directly to the Trust's shareholders rather than payments to and liquidating distributions from the Trust, the Trust shall pay the Officer as additional compensation the amount which would be payable to him under the foregoing provisions of this Section 4(b) as if the present cash value of the consideration received in such sale, merger or combination would be distributed to the shareholders as a liquidating distribution on the closing date of such transactions If at the termination of Officer's employment under this Agreement, any Trust properties remain unsold, the Officer shall be entitled to further distributions (including Gross Up Amounts) at such times as additional liquidating distributions are made to the Trust shareholders from the sale of such properties.

        Section 5.      Other Benefits.
        ----------      ---------------

        During the term of his employment, the Trust shall continue to provide benefits to the Officer comparable to those presently being provided, including a retirement plan, group life insurance, health and accident insurance, hospitalization and other similar plans and will continue to pay or reimburse the Officer for reasonable and ordinary business expenses (including professional dues and membership fees in professional and industry associations). Notwithstanding any provision to the contrary in this Agreement or in any qualified or non qualified retirement or deferred compensation plan of the Trust, it is specifically agreed by the Officer that any payments made to him under Sections 4, 5 or 7 hereof, will not be considered in determining any benefit payments due to the Officer under any qualified retirement or deferred compensation plan of the Trust.

        Section 6.      Termination and Severance Payment.
        ----------      ----------------------------------

        (a) The Trust and Officer shall have the right to terminate this Agreement at any time, for any reason, without any prior notice to the other. This Agreement shall automatically terminate upon the disability or the death of the Officer. In the event of the termination of this Agreement either (i) by action of the Trust or as a result of the Officer's death or disability either before or after the conclusion of the Liquidation Process or (ii) by action of the Officer after a material change in the Officer's duties (as described in (b) below), the Trust shall pay to the Officer (or his estate in the event of his death) a severance payment equal to $184,000 within fifteen (15) days after the event giving rise to the payment obligation. For purposes of this Agreement, "disability" shall mean the inability of the Officer to carry out his duties hereunder by reason of any medically

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


determinable physical or mental impairment which can be expected to result in death or which can be expected to last for a continuous period of not less than six months.

        (b) For purposes of this Agreement, the parties acknowledge that the Officer's duties will be changing in some respect from the duties he previously performed as Vice President, Secretary, and Counsel as a result of the Liquidation Process and such changes shall not be considered a "material change" for purposes of (a) above provided, however, that any change of duties which results in the Officer no longer functioning as Vice President, Secretary, and Counsel of the Trust or any relocation of the Officer from the greater Cleveland area without his consent shall be considered a "material change."

        (c) In the event the Officer is accused by the Trust of appropriating $25,000 or more of the Trust's funds or property for his personal betterment, the Trust may immediately terminate the Officer and withhold the severance payment described in (a) above pending the adjudication of the allegation. In the event the Officer is subsequently convicted in a court of law of embezzling $25,000 or more from the Trust, the Trust shall have no obligation to pay any severance payment. If, however, the Officer is not convicted of embezzlement, the Trust shall immediately pay to the Officer the severance payment and reimburse him for legal fees and related expenses.

        (d) In consideration for the Officer's continued employment under this Agreement and the payments and benefits provided hereunder, and particularly, the severance payment provided hereunder and as a condition precedent to receiving such payment, the Officer shall sign and deliver to the Trust a Release of Claims substantially in the form as set forth on Exhibit B attached hereto and with such changes thereto as specifically authorized by the Board. For purposes of this Section 6(d), the Release of Claims shall not be considered delivered until the period for rescission set forth therein has expired.

        Section 7.      Legal Fees and Expenses.
        ----------      ------------------------

        (a) In the event the Trust has failed to comply with any of its obligations under Section 6 of this Agreement or in the event that the Trust or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from the Officer the benefits intended to be provided to the Officer under Section 6 of this Agreement, the Trust irrevocably authorizes the Officer, from time to time, to retain legal counsel of his choice, at the expense of the Trust, to represent the Officer in connection with the initiation or defense of any litigation or other legal action, whether by or against the Trust or any Trustee, Officer, shareholder or other person affiliated with the Trust, in any jurisdiction. The Trust shall pay all such legal costs promptly upon receipt of a detailed invoice and be solely responsible for any and all attorneys' and related fees and expenses incurred by

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


the Officer as a result of the Trust's failure to perform its obligation under this Section 7 or as a result of the Trust or any person contesting the validity or enforceability of this Section 7.

        (b) The Trust shall pay to Jason C. Blackford, legal counsel for the Officer and certain other officers executing employment agreements with the Trust, his reasonable fee for legal representation of such officers with respect to such employment agreements in an amount not to exceed five thousand dollars ($5,000) with respect to such representation of all such officers in the aggregate, and the obligations of the Trust under the provisions of this Section 7(b) shall be the only responsibility of the Trust with respect to legal fees of Officer in connection with the negotiation and drafting of this Agreement.

        Section 8.      Notice.
        ----------      -------

        Any notice required to be given pursuant to the provisions of this Agreement shall be deemed to be effectively given if personally delivered or if mailed, by certified mail, postage prepaid, to the parties at the following addresses:

        To the Trust:   Board of Trustees
                        CleveTrust Realty Investors
                        2001 Crocker Road, Suite 400
                        Westlake, Ohio  44145

        To Officer:     Raymond C. Novinc
                        217 Wells Court
                        Euclid, Ohio  44132

or to such other addresses as may be designated by one party to the other in a notice complying with the provisions of this Section 8.

        Section 9.      Existing Agreements and Amendments.
        ----------      -----------------------------------

        This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, shall supersede any and all existing agreements between the parties with respect to the Officer's employment by the Trust. This Agreement may be modified and amended only in a writing signed by each of the parties.

        Section 10.     Non-Assignability.
        -----------     ------------------

        None of the rights or obligations of the Officer hereunder may be assigned without the prior written consent of the Board.

        Section 11.  Benefit.
        -----------  --------

        This Agreement shall inure to the benefit of and be binding upon the Trust, its successors and assigns, and upon the Officer, his heirs and personal representatives and permitted assigns.

        Section 12.     Severability.
        -----------     -------------

        If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement which can be given effect without the invalid provisions, and, to that end, the provisions hereof are severable and any invalid provision shall be deemed modified to the least extent necessary to render such provision valid.

        Section 13.     Equitable Adjustment.
        -----------     ---------------------

        With respect to any payments hereunder which are computed with reference to "per share" valuations or distributions or with respect to the number of Trust shares outstanding, there shall be an equitable adjustment as determined by the Board in such computations in the event of any stock split, reverse stock split or similar transaction causing a change in the number of Trust shares outstanding from the date this Agreement is executed to the date such payment computation is required.

        Section 14.     Waiver.
        -----------     -------

        The failure or omission by any party to enforce any provision of this Agreement, no matter how long continued, shall not be considered to be a waiver of such provision. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any other subsequent breach or default of the same or similar or dissimilar nature.

        Section 15.     Controlling Law.
        -----------     ----------------

        This Agreement shall be interpreted and enforced in accordance with the laws of the State of Ohio.

        Section 16.     Status of the Trust.
        -----------     --------------------

        The Trust is a Massachusetts business trust governed by the terms of a Second Amended and Restated Declaration of Trust dated as of February 21, 1992 as amended by an Amendment dated February 21, 1995. No obligation of the Trust is personally binding upon, nor shall resort be had to the private property of any of the Trustees, shareholders, officers, employees or agents of the Trust, but the Trust property or a specific portion thereof only shall be bound.










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


        IN WITNESS WHEREOF, the parties have executed this Agreement this 25th day of September, 1996.



CLEVETRUST REALTY INVESTORS

By /s/ John C. Kikol                    /s/ Raymond C. Novinc
-------------------------------------   ---------------------------------------
       JOHN C. KIKOL                        RAYMOND C. NOVINC

                                   EXHIBIT A

                          Payments in Lieu of Options
                          ---------------------------
                  Pursuant to Section 4(b) of this Agreement)

        Mr. Novinc is entitled to a share of each distribution when and if paid to Trust shareholders based upon the following table:

        Cumulative Distributions        Percentage of Total Distribution
        ------------------------        --------------------------------
        Payable Per Share               Which is Payable to Mr. Novinc(1)
        -----------------               ---------------------------------
        first   $2.62 of distribution                -0-
        next    $0.38 of distribution             0.004650
        next    $0.06 of distribution             0.004836
        next    $2.06 of distribution             0.006231
        all additional distributions              0.007533

        Example                         Amount Payable to Mr. Novinc

Amount of first distribution            $2.75   -         $3,250.18(2)
Amount of second distribution           $3.50   -       $122,591.81(3)
                                                        $125,841.99  Total
                                                                     Payments in
                                                                     Lieu of Option
                                                                     Payable to Mr.
                                                                     Novinc

----------

(1) These percentages were computed on the assumption that all outstanding options would be exercised when Trust distributions equaled the respective strike prices and on the assumption that there are 5,179,143 actual shares outstanding. The percentages will be equitably adjusted to the extent there is a change in the number of actual shares outstanding from time to time.

(2)     $2.62 x 5,376,643 x 0           -             -0-
        $0.13 x 5,376,643 x 0.004650    -         $3,250.18
                                                -----------
                                                   3,250.18

(3)     $0.25 x 5,376,643 x 0.004650    -       $  6,250.34
        $0.06 x 5,376,643 x 0.004836    -       $  1,560.09
        $2.08 x 5,376,643 x 0.006231    -       $ 69,013.84
        $1.13 x 5,376,643 x 0.007533    -       $ 45,767.54
                                                -----------
                                                $122,591.81

PLEASE NOTE: This example is only meant to illustrate the calculations for a payment in lieu of options. No inference should be drawn concerning the prospects for actual distributions. For purposes of this example it is assumed that 5,179,143 Trust shares will be outstanding so that the shares on a fully diluted basis would total 5,376,643. The actual calculations of payments will be based on the actual number of fully diluted Trust shares outstanding at the time a distribution is made.

                                  EXHIBIT A-1

                         COMPUTATION OF GROSS UP AMOUNT
                  (Pursuant to Section 4(b) of this Agreement)

        Assume the Payments in Lieu of Options payable to Mr. Novinc are as set forth on Exhibit A:

Payments in Lieu of Options
---------------------------

        1.      $  3,250.18
        2.      $122,591.81
                -----------
                $125,841.99     Total Payments in Lieu of Options Payable to Mr. Novinc.

Gross Up Amount for First Payment
---------------------------------

        $3,250.18 x 20.37%(1)   =       $  622.06       Gross Up Amount
                                        $3,250.18       Payment in Lieu of Options
                                        ---------
                                        $3,912.24       Total Payment to Mr. Novinc

Gross Up Amount for Second Payment
----------------------------------

        $122,591.81 x 20.37%(1)  =  $ 24,971.95     Gross Up Amount
                                    $122,591.81     Payment in Lieu of Options
                                    -----------
                                    $147,563.76     Total Payment to Mr. Novinc
Summary
-------

        1.      Total Payments in Lieu of Options Payable to Mr. Novinc  $  3,250.18
                                                                         $122,591.81
                                                                         -----------
                                                                         $125,841.99

        2.      Total Gross Up Payments payable to Mr. Novinc            $    662.06
                                                                         $ 24,971.95
                                                                         -----------
                                                                         $ 25,634.01

        3.      Total payments payable to Mr. Novinc under Section 4(b)  $125,841.99
                                                                         $ 25,634.01
                                                                         -----------
                                                                         $151,476.00


----------

(1) The spread between the deemed ordinary income rate of 46% and the deemed capital gain rate of 35% is 11%. That percentage divided by .54 yields the percentage to be used to determine the gross up amount for the payments which would otherwise have been taxed at capital gains rates.

                                  EXHIBIT B

                              RELEASE OF CLAIMS


        I,________________, the undersigned have been an employee of CleveTrust Realty Investors (the "Trust") pursuant to an Amended and Restated Employment Agreement dated _____________, 1996 by and between the Trust and me (the "Employment Agreement"). My employment by the Trust is terminating effective ____________, 19___ and, pursuant to Section 6 of the Employment Agreement and in consideration of my employment by the Trust and the payments and benefits under the Employment Agreement and, particularly the severance payment under
Section 6 thereof, I hereby agree as follows:

        (1) I hereby voluntarily agree to waive and release any and all claims, charges and actions, known or unknown, including those relating in any way to my employment, or to my termination from employment with the Trust, and any claims for wrongful discharge, breach of contract, implied contract, promissory estoppel, tortious conduct, or claims under any federal, state or local employment statute, law, order or ordinance, including any claims for discrimination, and rights under the Age Discrimination in Employment Act which I may now or in the future have or assert against the Trust or any of its officers, trustees, employees, representatives, shareholders or related entities. This Release applies to all rights or claims which arise on or before the date on which it is signed.

        (2) I agree to return all property belonging to the Trust, including all keys, credit cards, and manuals.

        (3) I agree that I will not seek re-employment with the Trust or any related entity in any capacity.

        (4) I understand that I have the option to consider and reflect upon this Release before its signing. It is advised that I consult with an attorney and/or other professionals such as accountants, financial advisors concerning its terms. I will be responsible for my attorney's fees and costs should I choose to have counsel review this Release.

        (5) I understand and agree that I will not make any derogatory or defamatory remarks about the Trust, its trustees, officers, employees, representatives or related entities.

        (6) I agree to keep the terms of this Release and of my severance payment under my Employment Agreement confidential, and I will not publicize or communicate them in any newspaper, electronic


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


                media or other public or private forum, or in any manner whatsoever except as may be required by applicable law.

        (7) For a period of seven days after I sign this Release and return it to the Trust, I may revoke it by advising the Trust in writing that I have decided to revoke it. This Release will not become effective until that seven day period has expired.

        (8) I acknowledge that no promise agreement not expressed in my Employment Agreement, the Trust's personnel or employee benefit documents or this Release has been made to me, and that this Release and my Employment Agreement constitute the complete agreement between the Trust and me.

        (9) I understand and agree completely to the terms and conditions listed above. I acknowledge that I have twenty-one (21) days after receiving this Release to sign it and return it to the Trust.


        AGREED TO at ___________________, Ohio, this _________ day of
___________, 19__.




                                          ______________________________________
                                                         [Employee]







                                      -2-